December 19, 2003

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders. The meeting will be held at Marriott’s Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois at 10:00 a.m., Chicago time, on Friday, January 30, 2004. After the business session, we will report on current operations and other matters of importance.

The formal Notice and Proxy Statement appear on the following pages and contain details of the business to be conducted at the meeting. In addition to the election of three directors, you will be asked to ratify the appointment of the independent public accountants.

Lincolnshire is a northern suburb of Chicago and Marriott’s Lincolnshire Resort is located just west of the Illinois Tollway at the intersection of Milwaukee Avenue (Rt. 21) and Half Day Road (Rt. 22).

Your vote is very important regardless of the number of shares you own. We hope you can attend the meeting. However, whether or not you plan to attend, please sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote in person.

Sincerely,

Philippe Lemaitre Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
                 January 30, 2004

To Our Stockholders:

The Annual Meeting of the Stockholders of Woodhead Industries, Inc. (the “Company”) will be held at Marriott’s Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois on Friday, January 30, 2004 at 10:00 a.m., Chicago time, to consider and take action upon the following matters, which are described more fully in the enclosed Proxy Statement:

1.	The election of three directors;

2.	The ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company; and

3.	The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed December 5, 2003 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the principal office of the Company, Three Parkway North, Suite 550, Deerfield, Illinois, 60015 for a period of ten days prior to the meeting and at the meeting.

The Board of Directors has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the three persons listed in the attached Proxy Statement; FOR the ratification of the appointment of independent public accountants; and on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Robert J. Tortorello Secretary

Deerfield, Illinois
December 19, 2003

Proxy Statement

Deerfield, Illinois
December 19, 2003

To the Stockholders of Woodhead Industries, Inc.

The accompanying proxy is solicited by and on behalf of the Board of Directors of Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, for use at the Annual Meeting of Stockholders of the Company to be held January 30, 2004 and at any adjournments or postponements of such meeting. This Proxy Statement and accompanying proxy, along with the Company’s Annual Report to Stockholders, are first being sent to stockholders on or about December 19, 2003.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of the Company at Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on December 5, 2003 are entitled to vote at the meeting. On that date the Company had outstanding 12,083,866 shares of Common Stock, each of which is entitled to one vote. Stockholders do not have cumulative voting rights with respect to the election of directors.

The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies that are returned properly signed will be voted as specified on the proxy. If choices are not specified on the proxy, the shares will be voted as recommended by the Board of Directors. The Company’s by-laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy in order for the business of the meeting to be transacted. Abstentions and broker non-votes will be counted in the determination of whether a quorum exists.

ITEM 1

ELECTION OF DIRECTORS

Nominees and Continuing Directors

The Company’s by-laws provide that the Board of Directors shall consist of no more than twelve directors, but no fewer than five directors, divided into three classes, the classes to be as nearly equal in number as possible. The Board of Directors currently consists of nine members.

Class II, to be elected at this meeting, consists of three directors to serve until the 2007 Annual Meeting of Stockholders or until their successors have been elected and qualified. The nominees, William K. Hall, Linda Y. C. Lim and G. Thomas McKane, are the current members of Class II and their terms expire at this meeting.

Shares represented by proxies that are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. Although it is not anticipated, if any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxies will be voted for such other person or persons, if any, as the Board of Directors may determine.

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have the same effect as a no vote.

The following sets forth certain information with respect to the nominees as well as to those directors in Classes I and III whose terms continue after the meeting.

The nominees for director are:

Name of Nominee	Principal Occupation or Employment	Age	Director Since	Term to Expire
Class II
William K. Hall (E)(H)	Chairman and Chief Executive Officer, Procyon Technologies, Inc.	60	Nov. 2002	2007
Linda Y. C. Lim (A)(G)	Professor of Corporate Strategy and International Business, University of Michigan Business School	53	Nov. 1997	2007
G. Thomas McKane (A)(E)	President and Chief Executive Officer, A. M. Castle & Co.	59	Apr. 2002	2007
Those directors whose terms do not expire this year are:
Class I
Charles W. Denny (E)(G)	Retired Chairman, Square D Company and Schneider Electric North America	67	Feb. 1993	2006
Ann F. Hackett (A)(H)	Director, Horizon Consulting Group, LLC	49	Nov. 1997	2006
Eugene P. Nesbeda (G)(H)	Managing Director, Performance Catalysts, LLC	49	June 1997	2006
Class III
Daniel T. Carroll (G)(H)	Chairman, The Carroll Group	77	Jan. 1987	2005
Philippe Lemaitre (E)	Chairman, President and Chief Executive Officer of the Company	54	Oct. 1999	2005
Sarilee K. Norton (A)(H)	President, Tru-Tech, a division of Inland Paperboard & Packaging, Inc.	56	May 1996	2005

(A)	Member of Audit Committee
(E)	Member of Executive Committee
(G)	Member of Governance Committee
(H)	Member of Human Resources Committee

Mr. William K. Hall is Chairman and Chief Executive Officer of Procyon Technologies, Inc., a company he co-founded in 1999. Prior to that he was Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1994 to 1999. He currently serves as a director of Actuant Corp., A. M. Castle &Co., Gencorp Inc. and Great Plains Energy Inc. Procyon Technologies is a holding company focused on the acquisition of suppliers to the global aerospace and defense industry.

Dr. Linda Y. C. Lim is Professor of Corporate Strategy and International Business at the University of Michigan Business School. From 1994 to 2000, she had been Associate Professor of International Business at the school. She also has been Director of the University’s Southeast Asia Business Program since 1993.

Mr. G. Thomas McKane has been President and Chief Executive Officer of A. M. Castle & Co. since May 2000. From 1997 to 2000, Mr. McKane was Senior Vice President, Emerson Electric Company and Chairman, EGS Electrical Group. Mr. McKane is also a director of American Woodmark Corp. and of A. M. Castle & Co., one of the nation’s leading suppliers of specialty and high technology metals.

Mr. Charles W. Denny served as the Company’s Chairman of the Board from January 1, 2001 to August 1, 2003. Mr. Denny retired as Chairman of Square D Company and Schneider Electric North America on January 1, 2002. In 1998, he retired as Chief Executive Officer of Group Schneider North America. Prior to May 1997, he had been President and Chief Executive Officer of Group Schneider North America and President and Chief Operating Officer of Square D Company since 1992.

Ms. Ann F. Hackett is Director, Horizon Consulting Group, LLC, which was founded in 1996. Prior to that she had been an independent management consultant in human resource and strategy development from 1990 to 1996. Horizon Consulting Group provides strategic, organizational, marketing and operational advice to clients.

Mr. Eugene P. Nesbeda has been the Managing Director of Performance Catalysts, LLC since September 2002. He is also the Managing Director of Nesbeda & Co., a company he founded in 2001. Prior to 2001, he had been President, Tetra Pak Plastic Packaging at Tetra Pak Group since 1995. Mr. Nesbeda currently serves as the Company’s lead independent director. Performance Catalysts is an investment and advisory firm. Nesbeda & Co. provides management consulting services.

Mr. Daniel T. Carroll, Chairman of The Carroll Group, has served in that position since 1982. He currently serves as a director of American Woodmark Corp. The Carroll Group is a management consulting firm.

Mr. Philippe Lemaitre joined the Company in October 1999 as its President and Chief Operating Officer. On January 1, 2001, Mr. Lemaitre became the Company’s President and Chief Executive Officer and on August 1, 2003 he was appointed Chairman of the Board. Prior to joining the Company, he had served as Corporate Vice President, Chief Technology Officer at Amp, Inc. since 1997. Prior to that, he had been Executive Vice President of TRW, Inc. and General Manager of its Automotive Electronics Group since 1994.

Ms. Sarilee K. Norton was appointed President of Tru-Tech, a division of Inland Paperboard & Packaging, Inc. in November 2002. Since May 1999, she had been a Director of Dock Square Consultants, Inc. Prior to that she had been Vice President, Quality Management and Strategy for Tenneco Packaging for more than 5 years. Inland Paperboard and Packaging, Inc. is an international manufacturer of containerboard and packaging products.

Information Concerning the Board and its Committees

Board of Directors
The Board of Directors of the Company is comprised of nine directors. The Board has determined that all of its members, with the exception of Philippe Lemaitre, the Company’s Chairman, President and Chief Executive Officer qualify as independent directors under the Nasdaq listing standards. The Board normally considers dividend action in January, April, July and October. At its October meeting, it reviews the results of operations for the fiscal year just ended and the Company’s operating plan and capital budget for the year ahead.

In fiscal 2003, there were six meetings of the Board of Directors. The independent directors regularly meet without the Chief Executive Officer present. During fiscal 2003, the independent directors did so twice in conjunction with Board meetings. All directors were present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve.

Committees of the Board
The committees established by the Board to assist it in the discharge of its responsibilities are the Audit Committee, Executive Committee, Governance Committee, and Human Resources Committee. These committees and the principal responsibilities of each are described below. Respective memberships on the various committees are identified in the list of directors in this Proxy Statement.

The Audit Committee is comprised of four directors, all of whom qualify as independent directors under the Nasdaq listing standards. The Board has determined that four of its members (Hall, McKane, Nesbeda and Norton) would qualify as “audit committee financial experts”, in accordance with Item 401(h) of SEC Regulation S-K. Currently, Mr. McKane and Ms. Norton serve on the Audit Committee. This Committee assists the Board of Directors with its oversight responsibilities relating to the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with its ethics policies and legal and regulatory requirements.

The Audit Committee Charter is attached to this Proxy Statement as Appendix A. The Audit Committee reviews and reassesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors. It is responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee held five meetings during fiscal 2003.

The Executive Committee, comprised of four directors, exercises the authority of the Board of Directors in certain matters subject to the final approval of the entire Board. This Committee meets periodically to discuss and review matters of interest to the Board. The Executive Committee has a written charter. The Executive Committee held no meetings during fiscal 2003.

The Governance Committee is comprised of four directors, all of whom qualify as independent directors under the Nasdaq listing standards. The Governance Committee reviews the qualifications of prospective directors and submits its recommendations to the Board of Directors for the nominees to be submitted to shareholders for election at the annual meeting or to fill board vacancies. It regularly evaluates the performance of the Chief Executive Officer, the directors and the Board, and reviews such evaluations with the Board, the other committees and individual directors, as appropriate. This Committee also reviews and recommends board committee assignments. The by-laws provide a procedure for stockholder nominations. (See Proposals of Stockholders.) The Governance Committee has a written charter. The Governance Committee held five meetings during fiscal 2003.

The Human Resources Committee is comprised of five directors, all of whom qualify as independent directors under the Nasdaq listing standards, are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and are “Non-Employee Directors” within the meaning of Rule 16b- 3(b)(3) of the Securities Exchange Act of 1934, as amended. The Human Resources Committee has oversight responsibility for executive management performance; competitiveness and effectiveness of compensation plans; benefit plans; succession planning and key employee programs. This Committee reviews human resource plans, policies and processes to confirm that the Company’s organizational development and executive compensation practices support its strategic business objectives.

This Committee reviews and recommends to the Board of Directors the compensation strategy, philosophy, and guidelines for the Company’s executive officers and key employees, including the Chief Executive Officer, as well as specific compensation actions for the executive officers and key employees. It also grants stock options to directors, management personnel and key employees of the Company and its subsidiaries, and maintains administrative authority with respect to the Company’s stock awards plans. The Human Resources Committee has a written charter. The Human Resources Committee held five meetings during fiscal 2003.

Directors’ Compensation

Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or any committee thereof. All other directors receive an annual retainer of $10,000 plus an additional $1,500 for attendance at each meeting of the Board or a committee of the Board. In addition to the retainer, Mr. Nesbeda receives $10,000 per annum for serving as lead independent director. Committee chairpersons also receive an annual stipend of $2,000.

Under a deferred compensation arrangement, non-employee directors may elect to defer payment of their annual retainers and fees until termination of their services as directors. Deferred amounts accrue interest at the Federal Reserve Discount Rate until paid. The Company has established a trust to ensure payment to all directors of their deferred compensation.

Directors are expected to accumulate shares of the Company’s stock and, as a result, the Board has set specific ownership targets for its members. Pursuant to the Company’s Stock Awards Plans, non-employee directors are eligible to receive grants of either stock options or restricted stock. Under these Plans, the Human Resources Committee determines the number of shares covered by an option and the option price, which price, however, may not be less than the fair market value of the stock at the time of the grant. Grants of 4,000 options (28,000 in aggregate) were made to each non-employee director on October 31, 2002 with an exercise price of $10.38. Upon his appointment to the Board on November 1, 2002, a grant of 4,000 options was made to William K. Hall with an exercise price of $10.37.

During fiscal 2003, Messrs. Denny and Nesbeda each exercised an option for 2,000 shares, and Ms. Norton exercised an option for 1,475 shares, all with an exercise price of $11.38 per share. At the time of these exercises, the fair market value of the stock was: $15.87 for Mr. Denny’s exercise; $15.34 for Ms. Norton’s exercise of 500 shares and $15.76 for the exercise of 975 shares; and $15.76 for Mr. Nesbeda’s exercise.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and Nasdaq. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, all forms were filed on a timely basis.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of December 5, 2003, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

	Number of Shares Beneficially Owned(1)(2)		Percent of Class
Daniel T. Carroll	32,896		*
Charles W. Denny	26,678		*
Robert H. Fisher	41,773		*
Ann F. Hackett	17,000		*
William K. Hall	9,000		*
Philippe Lemaitre	219,447		1.8%
Linda Y. C. Lim	18,405		*
G. Thomas McKane	9,000		*
Eugene P. Nesbeda	17,000	(3)	*
Sarilee K. Norton	15,897		*
Brian D. Payson	48,298		*
Robert J. Tortorello	70,212	(4)	*
Duane E. Wiedor	29,437		*
All directors and executive officers as a group (16 persons) including above-named	677,939		5.6%

*	Less than 1%

(1)	Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(2)	Includes shares which may be acquired within 60 days pursuant to option grants as follows: Mr. Carroll — 12,000 shares, Mr. Denny — 17,000 shares, Mr. Fisher — 36,666 shares, Ms. Hackett — 12,000 shares, Mr. Hall — 4,000 shares, Mr. Lemaitre —153,666 shares, Ms. Lim — 10,600 shares, Mr. McKane — 8,000 shares, Mr. Nesbeda — 12,000 shares, Ms. Norton — 10,600 shares, Mr. Payson — 36,199 shares, Mr. Tortorello — 38,909 shares, Mr. Wiedor — 17,332 shares and all directors and officers as a group — 445,980 shares. Stock options carry no voting or investment rights.

(3)	Shared voting and investment power as follows: Mr. Nesbeda —5,000 shares.

(4)	Excludes 1,500 shares owned by Mr. Tortorello’s family members sharing the same household for which he disclaims any beneficial ownership.

Other beneficial owners

The following table shows persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company as of the dates indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	1,487,700(1)	12.3%
Westcap Investors, LLC 11111 Santa Monica Boulevard Los Angeles, California 90025	797,888(2)	6.6%
David L. Babson & Company, Inc. One Memorial Drive Cambridge, Massachusetts 02141	609,400(3)	5.0%

(1)	These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Fund, Inc., (which owns 912,600 shares, representing 7.6% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. As of October 31, 2003, Price Associates has sole dispositive power for the entire holding of 1,487,700 shares and has sole voting power for 316,000 shares.
(2)	As of October 31, 2003, Westcap Investors, LLC (“Westcap”) served as the Investment Manager over approximately 797,888 shares of Woodhead Industries (“Woodhead”), (e.g., 6.6% of the total outstanding shares). These shares are owned by various institutional and individual investors. Westcap has full dispositive power over all 797,888 shares of Woodhead. Westcap has voting authority over approximately 682,796 shares of Woodhead.
(3)	Information provided by David L. Babson & Company, Inc. (“Babson”), as of November 20, 2003, indicates that Babson has sole dispositive power as to the entire 609,400 shares and sole voting power as to 604,200 shares. Babson has shared voting power as to 5,200 shares.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executives”) for services to the Company and its subsidiaries during the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards(3) ($)	Options (#)	All Other Compen- sation(4) ($)
P. J. Lemaitre	2003	415,384	183,750	(1)	365,625	150,000	9,023
Chairman, President	2002	395,000	0	(1)	0	70,000	8,520
and Chief Executive Officer	2001	380,000	0	(1)	0	42,000	13,123

R. H. Fisher	2003	231,161	85,657	(1)	0	25,000	9,570
Vice President and	2002	219,450	0	(1)	0	20,000	8,520
Chief Financial Officer	2001	161,538	30,000	(1)	95,150	15,000	966

R. J. Tortorello	2003	178,450	41,493	(1)	0	14,000	7,870
Vice President, General	2002	168,450	0	(1)	0	9,500	8,479
Counsel and Secretary	2001	163,500	0	(1)	0	6,500	12,789

D. E. Wiedor	2003	195,191	0	(1)	152,760	50,000	8,173
Vice President, Exec. V. P.	2002	165,971	0	(1)	0	9,500	6,940
Woodhead Connectivity,	2001	72,500	25,000	20,772(2)	0	6,500	0
North America

B. D. Payson	2003	183,004	0	(1)	152,760	50,000	7,560
Vice President, Exec. V. P.	2002	160,051	35,531	(1)	0	9,500	5,823
Global Operations, Woodhead Connectivity	2001	161,581	93,500	(1)	0	7,500	95

(1)	No disclosure is required pursuant to applicable Securities and Exchange Commission regulations, as the aggregate value of perquisites and other personal benefits covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for the indicated Named Executives.

(2)	Includes $18,038 for relocation expense reimbursement.

(3)	The aggregate number and value of Mr. Lemaitre’s restricted stock holdings, valued as of the last day of the fiscal year, are 62,500 and $890,000, respectively. The aggregate number and value of Mr. Fisher’s restricted stock holdings, valued as of the last day of the fiscal year, are 5,000 and $71,200, respectively. The aggregate number and value of Mr. Wiedor’s restricted stock holdings, valued as of the last day of the fiscal year, are 12,000 and $170,880, respectively. The aggregate number and value of Mr. Payson’s restricted stock holdings, valued as of the last day of the fiscal year, are 12,000 and $170,880, respectively. Dividends will be paid on the restricted shares.

(4)	Reflects amounts for (a) the Company’s defined contribution plans and (b) life insurance premium payments as follows: Mr. Lemaitre — 2003 (a) $8,057 and (b) $966, 2002 (a) $7,554 and (b) $966, 2001 (a) $12,157 and (b) $966; Mr. Fisher — 2003 (a) $8,604 and (b) $966, 2002 (a) $7,554 and (b) $966, 2001 (a) $0 and (b) $966; Mr. Tortorello —2003 (a) $6,904 and (b) $966, 2002 (a) $7,513 and (b) $966, 2001 (a) $11,823 and (b) $966; Mr. Wiedor — 2003 (a) $8,005 and (b) $168, 2002 (a) $6,772 and (b) $168, 2001 (a) $0 and (b) $0; and Mr. Payson — 2003 (a) $7,397 and (b) $163, 2002 (a) $5,703 and (b) $120, 2001 (a) $0 and (b) $95.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information on option grants in fiscal 2003 to the Named Executives.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price(1) ($/Share)	Expiration Date
					5% ($)	10% ($)
P. J. Lemaitre	75,000	13.9%	10.38	10/31/12	489,750	1,240,500
	75,000	13.9%	10.40	12/12/12	490,500	1,243,500

R. H. Fisher	25,000	4.6%	10.38	10/31/12	163,250	413,500

R. J. Tortorello	14,000	2.6%	10.38	10/31/12	91,420	231,560

D. E. Wiedor	20,000	3.7%	10.38	10/31/12	130,600	330,800
	30,000	5.6%	12.55	11/25/12	236,700	600,000

B. D. Payson	20,000	3.7%	10.38	10/31/12	130,600	330,800
	30,000	5.6%	12.55	11/25/12	236,700	600,000

(1)	The first grant listed for each of the Named Executives was made on October 31, 2002, priced at the fair market value on such date and vests as to 33% of the shares on the first three anniversary dates of the grant. The second grant to Messrs. Wiedor and Payson was made on November 25, 2002, priced at the fair market value on such date and vests on the earlier of five years from the grant date, or when the share price closes at or above $20.00 and the average daily share price remains at or above $20.00 for 20 consecutive trading days while the closing price during such period remains above $18.00. The second grant to Mr. Lemaitre was made on December 12, 2002, priced at the fair market value on such date and vests on the earlier of five years from the grant date, or when the share price closes at or above $20.00 and the average daily share price remains at or above $20.00 for 20 consecutive trading days while the closing price during such period remains above $18.00.
(2)	Amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company’s Common Stock throughout the option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. However, an increase of approximately $78 million and $199 million during the option term of the October 31, 2002 grant, respectively, $95 million and $240 million during the option term of the November 25, 2002 grant, respectively, and $79 million and $199 million during the option term of the December 12, 2002 grant, respectively, in “Potential Realizable Value” would be realized by all shareholders under the prescribed 5% and 10% stock price appreciation rates.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding stock option exercises during fiscal 2003 and the unexercised options held as of the end of fiscal 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End(1) ($) Exercisable/Unexercisable
P. J. Lemaitre	0	0	91,333/210,667	144,400/530,250
R. H. Fisher	0	0	16,666/43,334	0/88,625
R. J. Tortorello	16,500	88,770	31,899/22,501	13,733/49,630
D. E. Wiedor	0	0	6,999/59,001	0/112,000
B. D. Payson	0	0	22,199/62,001	18,914/112,000

(1)	The value represents the fair market value as of the end of fiscal 2003 of the shares subject to such options less the exercise price of such options.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors administers the Company’s executive compensation program. The Human Resources Committee is comprised of five directors, all of whom qualify as independent directors under the Nasdaq listing standards, as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. The Human Resources Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and recommend policies for employee compensation and benefits to the Board of Directors.

Compensation Objectives

The Company’s executive compensation program is designed to meet the following objectives:

• Support the Company’s business strategy and financial goals;

• Attract and retain employees with leadership skills and other key competencies required to shape the Company’s future;

• Encourage and reward exceptional performance; and

• Align the interests of stockholders and employees by employing equity-based compensation as a major component of incentive pay.

Components of Executive Compensation

The components of total compensation for executives are base salary, annual incentive, long-term incentives, and benefits. The Committee annually reviews total compensation for the Company’s executives, as well as each component of compensation. This review involves a market comparison of compensation and changes in compensation for equivalent positions in related industries, including companies of comparable size. Independent compensation consultants, at the request of the Committee, provide competitive compensation data. Periodically, the Committee meets privately with the compensation consultants to discuss such data and to obtain counsel as to the competitiveness and fairness of compensation proposals.

Base Salary — Base salary is generally set at a range around the median salary offered by companies in related industries and of comparable size. An individual’s base salary and any increases thereto are based on the executive’s performance, experience, and reference to competitive rates for jobs with comparable content. Actual salary adjustments for executives are determined on a case-by-case basis and vary based on factors including performance, job content, and prevailing salary practices.

Annual Incentive Plan — Under the Company’s annual Management Incentive Plan, a target annual incentive is established for all participants in the form of a percentage of base salary. In addition to the Company’s financial performance targets, each participant has personal performance goals that are taken into account in determining the final amount of any award granted under the Management Incentive Plan. The Human Resources Committee reviews and recommends all awards under the Management Incentive Plan for approval by the Board of Directors.

For the Chief Executive Officer, incentive awards are based on two components. One is achievement of targeted levels in net income and the second is return on gross assets. Company performance is measured against a predetermined scale with a minimum threshold level of achievement in net income under which no portion of an incentive award is earned by the Named Executives.

Long-Term Incentives — Long-term incentives are provided in the form of stock options and restricted stock under the 2001 Stock Awards Plan and predecessor plans.

Stock Options — Incentive stock options or non-qualified stock options may be granted to executives to assure competitive compensation, to link stockholder and management interest, to reward superior management performance, and to encourage ownership in the Company. The Committee has established specific stock ownership objectives for key management employees.

Normally, stock options are granted annually to executive officers and key management personnel. The exercise price of such stock options has always been set at the fair market value on the date of the grant. The Company has never re-priced any stock option grant.

Restricted Stock — Restricted stock awards are intended to further align management and stockholder interests and to assure retention of key executives. The Company’s long-term performance ultimately determines the compensation value derived from restricted stock, since the value is dependent on the growth of the Company’s stock price.

Special Grants — One of the Committee’s primary responsibilities is to ensure that the Company is able to attract, motivate and retain leadership talent with competencies to shape the Company’s future. To accomplish this objective, the Committee may award special equity grants to certain key employees. Such grants are limited to executives who have the potential to significantly impact the long-term value of the Company. During fiscal 2003, in order to retain certain key members of management and to further align the interests of management with the shareholders, the Committee awarded special equity awards of stock options and restricted stock to four individuals, three of whom are Named Executives.

Benefits — Certain employee benefits are provided to executives as part of the total compensation program. Generally, the benefits offered to executives are those offered to the general employee population, except for certain incremental amounts of life insurance. Additionally, executive officers are provided non-cash personal benefits such as tax and financial planning, health exams, club memberships, and company cars. One of the Named Executives is also covered by a Supplemental Executive Retirement Plan.

Section 162(m) Compliance — Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1,000,000 cap on the amount of compensation that may be deducted for each of the Named Executives, subject to certain exceptions. The Committee regularly monitors this cap and its potential implications.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Lemaitre’s base salary was increased during fiscal 2003 to an annual rate of $420,000, competitive with the median base salary paid to chief executive officers of comparably sized corporations in related industries.

In fiscal 2003, Mr. Lemaitre had a target annual incentive level of 35% of base salary. In accordance with the provisions of the annual Management Incentive Plan and based on the Company’s achievement of specific net income and return on gross assets goals, Mr. Lemaitre was awarded an incentive of $183,750, or 44% of his base salary.

During fiscal 2003, the Committee approved a stock option grant to Mr. Lemaitre of 75,000 shares. This grant is consistent with the Company’s shift in emphasis to long-term incentive and competitive practices of companies in related industries and of comparable size. In addition, the Committee approved a special equity grant to Mr. Lemaitre comprised of a stock option grant of 75,000 shares, using accelerated vesting tied to performance, and a restricted stock award of 37,500 shares. This special equity grant was to recognize the importance of Mr. Lemaitre’s continued leadership role in designing and implementing the strategic shift of the Company that is required for future success.

HUMAN RESOURCES COMMITTEE

Ann F. Hackett, Chairperson
Daniel T. Carroll
William K. Hall
Eugene P. Nesbeda
Sarilee K. Norton

AUDIT COMMITTEE REPORT

To the Board of Directors of Woodhead Industries, Inc.:

We have reviewed and discussed with the Company’s management the audited financial statements as of and for the year ended September 27, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We also have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and we have discussed with the independent auditors all factors which we believe would impact the independence of the independent auditors, including whether their provision of non-audit services to the Company and its subsidiaries is compatible with maintaining their independence.

As a result of the review and discussions referred to above, we recommend to the Board of Directors the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 27, 2003.

AUDIT COMMITTEE

Sarilee K. Norton, Chairperson
Ann F. Hackett
Linda Y. C. Lim
G. Thomas McKane

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index and a peer group of companies chosen by the Company (the “Peer Group”) over the same period assuming the investment of $100 in the Company’s Common Stock, the Russell 2000 Index and the Peer Group on October 2, 1998 with all dividends reinvested). The companies comprising the Peer Group are manufacturing companies of similar size and complexity to the Company and whose products are similar to the products marketed by the Company’s Connectivity segment. The Company’s Human Resources Committee used these same companies for compensation.

The Peer Group is comprised of the following companies: Artesyn Technologies, Inc., BEI Technologies, Inc., Emulex Corporation, Littelfuse Inc., Magnetek Inc., Methode Electronics, Inc. Class A), Parlex Corporation, Power-One, Inc., SL Industries, Inc., Spartan Corporation, Spectrum Control Inc., Technitrol, Inc. and Vicor Corporation.

Severance Agreements

The Company has entered into severance agreements with certain key employees, including Messrs. Lemaitre, Fisher, Tortorello and Wiedor, which provide for the payment of compensation and benefits in the event of termination of employment following a change in control of the Company. The agreements generally define “change in control of the Company” as (i) the acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) a change in the majority of the Company’s Board of Directors over a two-year period; or (iii) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets or the merger or consolidation of the Company with any other corporation, unless the Company’s shareholders continue to hold at least 80% of the combined voting power of the voting securities of the Company or the surviving entity.

The original term of the severance agreements is three years; provided, however, that each October 1 the agreements will be extended for an additional year unless the Company provides proper notice of its intention not to extend the agreements. If a change in control of the Company occurs during the original or extended term, the agreements will continue in effect until the later of (i) the original or extended term or (ii) twenty-four months beyond the month in which the change in control occurs. In no event will the term of an agreement extend beyond the date the executive attains age sixty-five.

An executive whose employment is terminated following a change in control of the Company generally will receive compensation pursuant to the severance agreement only if the termination was by the Company without “cause” or by the executive for “good reason” as those terms are defined in the agreements. In addition to the ordinary compensation and benefits (excluding severance) to which any terminated employee would be entitled, the severance agreements provide the following additional benefits payable after a change in control of the Company to executives who are terminated without cause or who resign for good reason: (i) three times the sum of the executive’s base salary and two times the target bonus; provided, however, that if the executive is within three years of normal retirement age, then this amount is reduced pro rata; (ii) continued health care coverage for up to 36 months; (iii) a cash payment equal to the difference between the fair market value of the Company’s stock and the exercise price of the unexercised options for the Company’s stock times the number of shares represented by the unexercised options; (iv) a cash payment equal to the present value of the accrued benefit under the Retirement Plan and the account balance in the Profit Sharing Plan to the extent that either is not fully vested; (v) the payment of any federal excise taxes; and (vi) the reimbursement of all legal and accounting fees and expenses incurred as a result of such termination.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all key employees of the compensation and benefits described herein.

Retirement Plans

The Company provides retirement plans that cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the retirement plans, groups covered by collective bargaining agreements that do not provide for participation in the retirement plans and the employees of certain foreign subsidiaries. The retirement plans are funded entirely by the Company and provide pension benefits upon retirement at age 65.

	Estimated Annual Normal Retirement Pension Based Upon the Indicated Benefit Service
Five-Year Average Compensation	10 Years	15 Years	20 Years	25 Years	30 Years
$50,000	$3,362	$5,043	$6,724	$8,405	$10,086
75,000	6,362	9,543	12,724	15,905	19,086
100,000	9,362	14,043	18,724	23,405	28,086
125,000	12,362	18,543	24,724	30,905	37,086
150,000	15,362	23,043	30,724	38,405	46,086
170,000	17,762	26,643	35,524	44,405	53,286
200,000	21,362	32,043	42,724	53,405	64,086

The retirement plan for the Company and most of its U.S. subsidiaries provides pension benefits upon retirement at age 65 equal to 1.2% of the participant’s average annual compensation multiplied by years of credited service up to 30 years, reduced by .6% of final average compensation (which reflects reductions for social security benefits) up to covered compensation multiplied by years of credited service up to 30 years. The retirement plan for one other U.S. subsidiary provides monthly pension benefits upon retirement at age 65 equal to the actuarial equivalent of a participant’s cash balance account. This account is the sum of 3% of the participant’s compensation and interest credits increased annually at the rate on ten-year Treasury Constant Maturities.

Participants are fully vested in their accrued pension benefits after five years of service. The Plans provide for early retirement at age 55 with 10 years’ continuous employment. In the event of the death of an active participant who has completed 5 years of service, provision is made to pay a benefit of monthly income for life to the participant’s spouse equal to 50% of the benefit which would have been payable to the participant.

Annual amounts of normal retirement pension payable under the Plans are illustrated in the above table. The illustration assumes retirement as of October 1, 2003 at normal retirement age of 65. Benefits were computed on a straight life annuity basis. The number of years of service, as of October 1, 2003, for each of the executive officers listed in the summary compensation table was as follows: Mr. Lemaitre — 4 years, Mr. Fisher — 3 years, Mr. Tortorello — 16 years, Mr. Wiedor — 2 years, and Mr. Payson — 2 years.

Supplemental Executive Retirement Plan

The Woodhead Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) is a non-qualified and unfunded plan designed to provide supplemental retirement benefits to selected key employees of the Company who have forfeited potential retirement benefits from former employers and/or who are subject to statutory or regulatory restrictions on qualified plan benefits. The supplemental benefit payable to each participant listed in appendix A of the SERP who retires on or after his normal retirement age is equal to sixty percent (60%) of his average monthly compensation, less the sum of (i) his “Primary Social Security Benefit” and (ii) the actuarial equivalent of any retirement benefits to which such participant is then entitled under any other retirement plan or arrangement maintained by the Company. Such participant’s average monthly compensation is one-sixtieth (1/60) of the aggregate of such participant’s base salary and twice the target bonus award for the five highest consecutive Plan Years (as defined in the Retirement Plan). The SERP provides for early retirement (before age 65) under certain conditions with reduced benefits. The supplemental benefit to which a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. Mr. Lemaitre is the only Named Executive currently covered by appendix A of the SERP who would be entitled to benefits thereunder. The estimated lump sum benefit under the SERP that would be received by Mr. Lemaitre, if he retired at age 65, is $2,710,568. This amount assumes that Mr. Lemaitre will continue to work for the Company until his normal retirement date and that his earnings will equal his fiscal year 2003 base salary plus twice his target bonus award.

The supplemental benefit payable to each participant listed in appendix B of the SERP who retires on or after his normal retirement age is equal to the qualified plan benefit (as calculated with the assumption that the target bonus award doubled) less the qualified plan benefit. The supplemental benefit to which such a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. No Named Executives currently covered by appendix B of the SERP would be entitled to benefits thereunder.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all participants of the benefits described herein.

Profit Sharing Plans

The Company provides profit sharing plans which cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the profit sharing plans, groups covered by collective bargaining agreements that do not provide for participation in the profit sharing plans and employees of certain other subsidiaries. The Company funds the profit sharing plans and annual profit sharing contributions are, under most profit sharing plans, 5% of annual consolidated net profit, as defined, but not exceeding 15% of the aggregate compensation paid to participants during the year. Up to one-third of the Company’s annual profit sharing contribution may, at the Company’s sole discretion, be made in the Company’s Common Stock. The contributions, together with non-vested amounts of earlier profit sharing contributions forfeited by reason of terminations of employment during the year, are allocated among the accounts of participants in accordance with a formula based on participants’ covered compensation. The amounts so allocated (except for any portion of the Company’s contribution that was made in Common Stock) are invested by the plan trustee, at the direction of each participant, in various investment alternatives. A participant’s account is vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service and is fully vested after five years of service. The accounts, however, are automatically vested upon death, permanent disability or reaching age 65. Distribution of a participant’s vested account balances is normally made upon termination of employment in the form of a single payment. Installment payments may be elected if termination is because of retirement or disability.

The profit sharing plan for the Company and its U.S. subsidiaries also provides employees the opportunity for tax-deferred savings pursuant to Section 401(k) of the Internal Revenue Code of 1986. The profit sharing plan allows participants to make elective deferrals of up to 15% of their eligible compensation, not to exceed the maximum amount allowable by law. The Company will make matching contributions of 50% of the amount (up to 4% of the participant’s eligible compensation) a participant defers to the Plan.

Employee contributions and income derived therefrom are 100% vested and nonforfeitable. Amounts credited to participant accounts which are attributable to the Company’s matching contributions (and any income derived therefrom) are vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and are fully vested after five years of service.

Management Incentive Plan

The Management Incentive Plan is administered by a Corporate Management Committee under the direction of the Human Resources Committee of the Board of Directors. Participants include officers and other key employees who can make significant contributions to the profitable growth of the Company. In general, a threshold level of earnings must be achieved before any payments can be made under the Plan.

Each eligible participant shall have defined in advance of the fiscal year a range of incentive opportunity, including a maximum bonus amount, which is expressed as a percent of the participant’s base salary. Corresponding with the incentive opportunity are pre-established performance targets that must be achieved before the incentive award is earned. These performance targets are related to the specific strategic objectives of each of the business units. These targets may include, but are not limited to, return on gross assets, achievement of key organizational goals, income from operations and achievement of personal goals. Maximum payments may range from 30% to 90% of a participant’s base salary.

Stock Compensation Plans

The Company has adopted stock compensation plans, from time to time, for the benefit of certain key employees of the Company and its subsidiaries. There are currently five plans, the 1990, 1993, 1996,

1999, and 2001 Stock Awards Plans (the “1990 Plan”, “1993 Plan”, “1996 Plan”, “1999 Plan” and “2001 Plan”) under which options have been granted and remain unexercised. No further grants may be made under the 1990 Plan or the 1993 Plan. Presently there are approximately 60 employees eligible to participate. The Human Resources Committee of the Board of Directors administers these Plans. Under these Plans, options are granted to eligible participants to purchase Company stock. The Human Resources Committee determines the participants who are granted options, the number of shares covered by an option, and the option price. The option price, however, may not be less than the fair market value of the stock at the time of the grant. Options under all plans expire not later than ten years after grant. The optionee generally must exercise his option within 30 days of termination of employment with the Company or one of its subsidiaries. Termination of employment for death or disability may extend the post-employment period in which options may be exercised to up to two years, while retirement at age 55 or older may extend that period to up to five years (three years for grants made after October 26, 2001). Options are not transferable except in the case of the optionee’s death.

The Plans permit an optionee to acquire stock pursuant to an option either by paying cash or by exchanging Company stock at its then fair market value, or by a combination of cash and stock. The Plans provide for the granting of non-qualified options in addition to or instead of incentive stock options.

Also, the 1996 Plan, 1999 Plan and 2001 Plan authorize the Human Resources Committee to grant restricted stock with such restriction periods (but not less than one year) as it may designate. During the restriction period, the restricted stock may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the Human Resources Committee may impose, a participant has all the rights of a holder of the Company’s Common Stock including, but not limited to, voting and receiving dividends.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent public accountants for the fiscal year ending October 2, 2004, subject to ratification by the stockholders. Ernst & Young LLP examined the financial statements of the Company for fiscal year 2003. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such person desires.

Principal Accounting Fees and Services

The aggregate fees for professional services provided by our independent public accountants for the fiscal years ended September 27, 2003 and September 28, 2002 are as follows:

	2003		2002
	Ernst & Young LLP		Total 2002	Ernst & Young LLP		Arthur Andersen LLP(1)
Audit Fees	$372,000		$299,000	$277,000		$22,000
Audit Related Fees(2)	24,000		20,000	—		20,000
Tax Fees	311,000	(3)	233,000	230,000	(4)	3,000
All Other Fees(5)	—		57,000	57,000		—

Total	$707,000		$609,000	$564,000		45,000

1.	Amounts are for services provided prior to their dismissal on May 7, 2002.

2.	Amounts are for benefit plan audits and accounting and internal control consultation.

3.	2003 tax fees include $267,000 for tax compliance and $44,000 for tax planning and tax advice.

4.	Total includes $113,000 for services provided prior to their appointment as our independent public accountants on May 7, 2002.

5.	Total is for valuation services provided prior to their appointment as our independent public accountants on May 7, 2002.

The Audit Committee of our Board of Directors pre-approves on an annual basis the audit, audit related, tax and other non-audit services to be rendered by our accountants based on historical information and anticipated requirements for the following fiscal year. The Audit Committee pre-approves specific types or categories of engagements constituting audit, audit related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that our management believes that a new service or the expansion of a current service provided by our accountants is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of our accountants to render such services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, who must present such member’s decisions to the full Audit Committee at its next scheduled meeting. No audit related, tax or other non-audit services were approved by the Audit Committee pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended September 27, 2003.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants.

PROPOSALS OF STOCKHOLDERS

The Secretary, Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, must receive proposals of stockholders intended to be presented at the next Annual Meeting no later than August 21, 2004.

The Company’s by-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company no later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Stockholders wishing to make such nominations may contact the Secretary of the Company to determine the proposed date of such annual meeting. The by-laws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

General

The Company has mailed to all stockholders, concurrently with this Proxy Statement, its annual report for the year ended September 27, 2003. Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, fax or email, but such persons will not be specially compensated for such service. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons. The expense of such solicitation will be paid by the Company. In addition, the Company has retained D. F. King & Co., Inc. to assist them in the solicitation of proxies from stockholders. For such service the Company will pay D.F. King & Co., Inc. a fee not to exceed $5,000 plus out-of-pocket expenses. If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may properly be considered at the meeting.

By order of the Board of Directors

Robert J. Tortorello Secretary

APPENDIX A

Woodhead Industries, Inc.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

Purpose

The purpose of this charter is to set forth the mission, composition, duties and responsibilities of the Audit Committee of the Board of Directors.

Mission

The mission of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Corporation’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Corporation’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Corporation’s compliance with ethics policies and legal and regulatory requirements. In so doing, the Audit Committee is charged with understanding, assessing, and monitoring the corporate control environment and with overseeing the ethical behavior of the Corporation and its employees.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee must maintain free and open lines of communication between the directors, the independent auditors, the internal auditors, and the management of the Corporation in order to facilitate its mission.

Composition

The Board of Directors shall designate annually at least three directors to serve as members of the Audit Committee and appoint one of such directors as the Chairperson of the Committee. Membership on the Audit Committee shall be restricted to “independent” directors within the meaning of applicable Nasdaq rules in effect from time to time. Director’s fees (including any additional amounts paid to chairs of committees and to members of committees of the Board) are the only compensation a member of the Committee may receive from the Corporation. All members of the Committee shall be financially literate. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall be an “audit committee financial expert” as that term is defined, from time to time, by the Securities and Exchange Commission (“SEC”).

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Corporation’s annual proxy statement.

Two Committee members shall constitute a quorum of the Committee.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Corporation’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Corporation’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Corporation. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Corporation’s unaudited interim financial statements. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement or modify them as appropriate. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall review and reassess the adequacy of its charter at least annually, and recommend appropriate changes to the Board of Directors for approval.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.
•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.
•	All relationships between the independent auditor and the Corporation, so as to assess the auditor’s independence.

In addition, the Committee shall set clear hiring restrictions for employees or former employees of the independent auditors that meet applicable SEC regulations and stock exchange listing standards.

The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Corporation’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Corporation’s Code of Conduct).

The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s responses.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Corporation, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

Prior to dissemination thereof, the Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Corporation’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The Committee shall meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

The Committee shall secure independent expert advice to the extent it determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

The Committee shall review and evaluate the performance of the Audit Committee (with input from the entire Board) annually and report all activities of the Audit Committee, including the results of its self-evaluation, to the Board of Directors, at its next regular meeting.

The Committee shall prepare a report to be included in each annual proxy statement of the Corporation that states, among other things, whether the Committee has:

(i)	reviewed and discussed the audited financial statements with management;

(ii)	discussed with the independent auditors the matters that the auditors are required to discuss with the Audit Committee;

(iii)	received the written disclosure from the independent auditors regarding the relationships that they are required to deliver and has discussed with the auditors their independence in light of that disclosure; and

(iv)	recommended to the Board of Directors, based on the review and discussions referred to in (i) through (iii) above, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The Committee shall cause the Corporation to disclose in each annual proxy statement:

(i)	the fees paid to its independent auditors for audit and non-audit services;

(ii)	that the Committee has considered the compatibility of the non-audit services by the independent auditor with auditor independence; and

(iii)	the percentage of hours expended on the audit, if over 50 percent, by leased or part-time employees.

The Committee shall oversee the independence of the Corporation’s independent auditors by, among other things:

(i)	actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and taking appropriate action to satisfy itself of the auditors’ independence;

(ii)	ensuring that the lead audit partner and reviewing audit partner responsible for the audit of the Corporation’s financial statements have not performed audit services for the Corporation for more than the previous five consecutive fiscal years of the Corporation;

(iii)	ensuring that the chief executive officer, controller, chief financial officer, chief accounting officer or other person serving in an equivalent position of the Corporation, was not, within one year prior to the initiation of the audit, an employee of the independent auditor who participated in any capacity in the Corporation’s audit; and

(iv)	considering whether there should be a regular rotation of the Corporation’s independent auditors;

The Committee shall ensure that the Corporation promptly provide Nasdaq (as frequently as may be required by Nasdaq) with written confirmation regarding:

(i)	Any determination that the Board has made regarding the independence of the Committee members;

(ii)	The financial literacy of the Committee members;

(iii)	The determination that at least one of the Committee members has accounting or related financial management expertise;

(iv)	The annual review and reassessment of the adequacy of the Committee’s charter.

The Committee shall review with the chief executive officer and chief financial officer and independent auditors, periodically, the following:

(i)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the Corporation’s independent auditors;

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls; and

(iii)	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

The	Committee shall perform such other duties as the Board of Directors may so direct.

WOODHEAD INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors of
Woodhead Industries, Inc. for the Annual Meeting on January 30, 2004

        The undersigned holder of Common Stock of Woodhead Industries, Inc. hereby appoints Philippe Lemaitre, Charles W. Denny and Eugene P. Nesbeda, or any of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Woodhead Industries, Inc. to be held at Marriott’s Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois on January 30, 2004, or any adjournment or postponement thereof:

1.	Election of directors.

Nominees:                William K. Hall               Linda Y. C. Lim               G. Thomas McKane

    _______FOR ALL               _______WITHHOLD ALL               _______FOR ALL (Except Nominee(s) inserted below)

_______________________________________________________

2.	Ratification of the appointment of Ernst & Young LLP as independent public accountants.

_______FOR               _______AGAINST                _______ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

__________________________________
Signature

__________________________________
Signature

Dated________________________, 200____

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.